Exhibit 10.37

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CVS CAREMARK CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

GRANT DATE:

1.	Pursuant to the provisions of the Incentive Compensation Plan (the “Plan”) of CVS Caremark Corporation (the “Company”), on the date set forth above (the “Grant Date”), the Company has awarded and hereby evidences the award to the person named below (the “Participant”), subject to the terms and conditions set forth and incorporated in this Restricted Stock Unit agreement (the “Agreement”), the Restricted Stock Units (“RSUs”) set forth below. The Plan is hereby made a part hereof and Participant agrees to be bound by all the provisions of the Plan. Capitalized terms not otherwise defined herein shall have the meaning assigned to such term(s) in the Plan. Unless otherwise provided in the Plan or in any employment agreement between the Company and Participant, the provisions of this Agreement shall govern the vesting and settlement of RSUs granted herein. On the Grant Date specified above, the Fair Market Value of each RSU equals $ , which is the Closing Price of the Company’s common stock on the Grant Date.

Participant:
Employee ID:
RSUs (#):

2.	Each RSU represents a right to a future payment of one share (“Share”) of Common Stock ($0.01 par value) of the Company. Subject to required tax withholding, if applicable, such payment shall be in Shares.

3.	(a) To the extent dividends are paid on Shares while the RSUs remain outstanding and prior to the Settlement Date (as defined below), Participant shall be entitled to receive a cash payment in an amount equivalent to the cash dividends with respect to the number of Shares covered by the RSUs; provided, however, that if such dividend is paid prior to an RSU’s Vesting Date, as set forth in Paragraph 4 below, Participant shall not be entitled to any payment in respect of such dividend unless Participant is still employed by the Company on such dividend payment date.

(b) Participant hereby agrees that, prior to the Settlement Date, the Company may withhold from the dividend equivalent amounts referred to in Paragraph 3(a) above amounts sufficient to satisfy the applicable tax withholding in respect of such dividend equivalent payments.

4.	Subject to the terms and conditions of the Plan and this Agreement, subject to Paragraph 5 below, and subject to Participant’s continued employment, Participant shall be entitled to receive (and the Company shall deliver to Participant) within ninety (90) days following the Vesting Date(s) set forth herein (such delivery being hereafter referred to as the “Settlement Date”), the number of Shares underlying the RSUs on the date(s) set forth below, unless delivery of the Shares has been deferred in accordance with Paragraph 5 below. The “Vesting Date”, except as otherwise provided in Paragraph 7 (b) – (g), shall be [the anniversary of the Grant Date.] [or] [in accordance with the schedule set forth below:

VESTING SCHEDULE AND ANY RELATED TERMS OR CONDITIONS.]

5.	(a) In accordance with rules promulgated by the Management Planning and Development Committee of the Board of Directors (the “Committee”), Participant may elect to defer delivery of Shares in settlement of RSUs covered by this Agreement. Any such deferred delivery date elected by Participant shall become the Settlement Date for purposes of this Agreement.

(b) To the extent dividends are paid on such deferred Shares prior to the Settlement Date, Participant shall be entitled to receive an additional RSU equal to: (x) the amount of dividend per

Share as declared by the Company’s Board of Directors on the Company’s common stock multiplied by (y) the number of deferred RSUs held by Participant on the record date of such dividend, divided by (z) the Fair Market Value of a Share on such record date.

6.	Except as may be elected by Participant, at the Settlement Date for any RSUs, the number of Shares to be delivered by the Company to Participant shall be reduced by the smallest number of Shares having a Fair Market Value at least equal to the dollar amount of Federal, state or local tax withholding required to be withheld by the Company with respect to such RSUs on such date. In lieu of having the number of Shares underlying the RSU reduced, Participant may elect to pay the Company for any amounts required to be withheld by the Company in connection with the settlement of the RSUs or delivery of the Shares pursuant to the Agreement. Such election may be made electronically at any time prior to the Settlement Date of the RSUs.

7.	(a) Except as provided in Paragraph 7 (b) – (g) below, if, for any reason, Participant ceases to be employed by the Company, or a subsidiary of the Company, all RSUs not then vested in accordance with Paragraph 4 above, shall be immediately forfeited.

(b) In the event Participant ceases to be employed by the Company, or any subsidiary of the Company, by reason of death, RSUs not then vested in accordance with Paragraph 4 will become immediately vested.

(c) In the event Participant ceases to be employed by the Company, or any subsidiary of the Company, by reason of a qualified retirement, which shall mean attainment of age fifty-five (55) with at least ten (10) years of continuous service, or attainment of age sixty (60) with at least five (5) years of continuous service, RSUs not yet vested in accordance with Paragraph 4 will become immediately vested.

(d) In the event Participant ceases to be employed by the Company, or any subsidiary of the Company, by reason of total and permanent disability (as defined in the Company’s Long-Term Disability Plan, or, in not defined in such Plan, as defined by the Social Security Administration), the RSUs shall vest on a pro rata basis as follows: the total number of RSUs vested as of the Termination Date, including RSUs previously vested, shall be equal to the number of RSUs granted on the Grant Date multiplied by the following fraction: (A) the numerator shall be the whole number of months elapsed since the Grant Date and (B) the denominator shall be             [THE TOTAL NUMBER OF MONTHS IN THE VESTING SCHEDULE]. For purposes of this calculation, the number of months in the numerator in sub-section (A) above shall include any partial month in which Participant has worked. For example, if the time elapsed between the Grant Date and the Termination Date is eight months and five days, the numerator in sub-section (A) above shall be nine.

(e) In the event Participant ceases to be employed by the Company, or any subsidiary of the Company, and is to receive severance pay, RSUs not yet vested shall continue to vest during the severance period and shall settle in accordance with Paragraph 4 of this Agreement. During any severance period, Participant is eligible to receive dividend equivalents as described in Section 3(a) above. Any RSUs not vested as of the end of the severance period shall be forfeited.

(f) Notwithstanding the above, (i) the provisions of Section 10 of the Plan shall apply in the event of a Change in Control (as defined in Section 10) and (ii) the provisions of Section 7 (e) (iv) of the Plan shall apply.

(g) For purposes of this Section 7, transfer of employment of Participant from the Company to a subsidiary of the Company, transfer among or between subsidiaries, or transfer from a subsidiary to the Company shall not be treated as cessation of employment.

8.	An RSU does not represent an equity interest in the Company and carries no voting rights. Participant shall have no rights of a shareholder with respect to the RSUs until the Shares have been delivered to Participant.

9.	Neither the execution and delivery hereof nor the granting of the award evidenced hereby shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or its subsidiaries to employ Participant for any specific period.

10.	Any notice required to be given hereunder to the Company shall be addressed to: CVS Caremark Corporation, Senior Vice President - Human Resources, One CVS Drive, Woonsocket, RI 02895. Any notice required to be given hereunder to Participant shall be addressed to such Participant at the address shown on the records of the Company, subject to the right of either party hereafter to designate, in writing, to the other, some other address.

11.	All decisions and interpretations made by the Board of Directors or the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on all persons. In the event of any inconsistency between the terms hereof and the provisions of the Plan, this Agreement shall govern.

12.	By accepting this Award, Participant acknowledges receipt of a copy of the Plan, and agrees to be bound by the terms and conditions set forth in this Agreement and the Plan as in effect from time to time.

13.	By accepting this Award, Participant further acknowledges that the Federal securities laws and/or Company’s policies regarding trading in its securities may limit or restrict Participant’s right to trade Shares, including without limitation, sales of Shares acquired in connection with RSUs. Participant agrees to comply with such Federal securities law requirements and Company policies, as such laws and policies may be amended from time to time.

14.	Section 409A of the Internal Revenue Code. The company intends that this Agreement not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended, and that to the extent any provisions of this Agreement do not comply with Code Section 409A the Company will make such changes in order to comply with Code Section 409A. In all events, the provisions of CVS Caremark Corporation’s Universal Definitions Document are hereby incorporated by reference and to the extent required to avoid a violation of the applicable rules under all Section 409A by reason of Section 409A(a)(2)(B)(i) of the Code, payment of any amounts subject to Section 409A of the Code shall be delayed until the relevant date of payment that will result in compliance with the rules of Section 409A(a)(2)(B)(i) of the Code.

15.

Recoupment of Restricted Stock Unit Award Due to Financial Fraud or Misconduct. Participant shall immediately repay to the Company the value of any pre-tax economic benefit that Participant derived from such RSUs, if the Board determines that financial fraud or misconduct has occurred in a manner which subjects Participant to recoupment under the Company’s recoupment policy, as in effect from time to time. The amount to be repaid by Participant shall be the amount necessary to disgorge the value enjoyed or realized by Participant from the RSUs and the underlying Shares, as determined by the Board, or a portion of such value as may be determined by the Board in its sole discretion. In making its determinations under this paragraph, the Board may, by way of example only, (i) with respect to any Shares which have been transferred to Participant in settlement of the RSUs and which are beneficially owned by Participant as of a date the repayment obligation arises, require Participant to repay to the Company the Fair Market Value of such Shares as of the date of such repayment and/or (ii) with respect to any Shares which were transferred to Participant in settlement of the RSUs and as to which beneficial ownership has been transferred by Participant as of the date a repayment obligation arises, require Participant to repay to the Company the Fair Market Value of such Shares as of the date such Shares were transferred by Participant. In each case the amount to be repaid by Participant shall also include any dividends (including any economic benefit thereof) or distributions received by Participant with respect to any RSU Shares and, in calculating the value to be repaid, adjustments may be made for stock splits or other capital changes or corporate transactions, as determined by the Board. If Participant has deferred payment of any portion of the amounts relating to an RSU that are subject to repayment hereunder, the amount of Participant’s deferred stock compensation accrual shall be reduced by the amount subject to repayment, plus all Company matching amounts and earnings on such amount. If Participant fails to repay the required value immediately upon request by the Board, the Company may seek reimbursement of such value from Participant by reducing salary or any other payments that may be due to Participant, to the extent legally permissible, and/or through initiating a legal action to recover the such amount, which recovery shall include any reasonable attorneys fees incurred by the Company in bringing such action.

16.	This Agreement shall be governed by the laws of the State of Rhode Island, without giving effect to its choice of law provisions.

By:
[NAME]
[TITLE]
CVS Caremark Corporation

Accepted By:
[OPTIONEE NAME]

Date

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